Exhibit 3.5

ALIMERA SCIENCES, INC.

CERTIFICATE OF DESIGNATION

OF

SERIES A CONVERTIBLE PREFERRED STOCK

(Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware)

Pursuant to Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), Alimera Sciences, Inc. (the “Corporation”), a corporation organized and existing under the DGCL, in accordance with the provisions of Section 103 thereof, does hereby certify that:

Pursuant to the authority vested in the Board of Directors of the Corporation (the “Board of Directors”) by the Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), the Board of Directors, on July 16, 2012, in accordance with Section 151(g) of the DGCL, duly adopted the following resolution establishing a series of 1,300,000 shares of the Corporation’s preferred stock, par value $0.01 per share (the “Preferred Stock”), to be designated as its Series A Convertible Preferred Stock:

RESOLVED, that pursuant to the authority vested in the Board of Directors by the Certificate of Incorporation, the Board of Directors hereby establishes a series of Series A Convertible Preferred Stock of the Corporation and hereby states the number of shares, and fixes the powers, designations, preferences and relative, participating, optional and other rights, and the qualifications, limitations and restrictions thereof, of such series of shares as follows:

SERIES A CONVERTIBLE PREFERRED STOCK

1. Designation; Number of Shares.

(a) There shall be created from the 10,000,000 shares of Preferred Stock authorized to be issued by the Certificate of Incorporation, a series of Preferred Stock designated as “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”), and the authorized number of shares of Preferred Stock constituting the Series A Preferred Stock shall be 1,300,000.

2. Dividends.

(a) Any dividends or distributions declared by the Board of Directors out of funds legally available therefor shall be distributed among the holders of Common Stock and the Series A Preferred Stock on a pro rata basis based on the number of shares of Common Stock held by each (determined on an as-converted to Common Stock basis) as of the record date fixed for determining those entitled to receive such distribution.

(b) In the event the Corporation shall declare a distribution on the Common Stock payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights to purchase any such securities or evidences of indebtedness, then, in each such case the holders of the Series A Preferred Stock shall be entitled to a proportionate share of any such distribution pursuant to this Section 2(b) as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

3. Liquidation Preferences.

(a) Upon any Liquidation Transaction (as defined below), whether voluntary or involuntary, each holder of outstanding shares of Series A Preferred Stock shall be entitled to be paid out of the assets of the Corporation legally available for distribution to stockholders, whether such assets are capital, surplus or earnings, prior and in preference to any distribution of any of the assets of the Corporation to the holders of the Common Stock or of any other stock or equity security, an amount in cash, equal to the greater of (i) $40.00 per share of Series A Preferred Stock (as adjusted for stock splits, combinations, stock dividends, recapitalizations and the like with respect to the Series A Preferred Stock) (as adjusted, the “Series A Original Issue Price”) held by such holder plus any declared but unpaid dividends to which such holder of outstanding shares of Series A Preferred Stock is then entitled, if any, or (ii) the amount each holder of a share of Series A Preferred Stock would be entitled to receive had all shares of Series A Preferred Stock been converted into shares of Common Stock pursuant to Section 6(a) hereof at the then applicable Conversion Price immediately prior to such Liquidation Transaction (the amount payable pursuant to this sentence is referred to herein as the “Series A Liquidation Preference Amount”). If, upon any Liquidation Transaction, the funds legally available for distribution to all holders of Series A Preferred Stock shall be insufficient to permit the payment to all such holders of the full Series A Liquidation Preference Amount, then the entire funds legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock ratably in proportion to the full preferential amounts to which they are entitled under this Section 3(a).

(b) Upon any Liquidation Transaction, after payment in full of the distribution required by Section 3(a) above, if any assets remain in the Corporation, the holders of the Common Stock shall be entitled to receive all of the remaining assets and funds legally available therefor distributed ratably among the holders of Common Stock based on the number of shares of Common Stock then held by each.

(c) Unless waived by the holders of at least 70% of the then-outstanding shares of Series A Preferred Stock, voting together as a separate class (a “Series A Supermajority”), the following shall be deemed to constitute a Liquidation Transaction: (A) any acquisition of the Corporation by means of merger, consolidation, stock sale, tender offer, exchange offer or other form of corporate reorganization in which outstanding shares of the Corporation are exchanged or sold, in one transaction or a series of related transactions, for cash, securities, property or other consideration issued, or caused to be issued, by the acquiring entity or its subsidiary, or any other person or group or affiliated persons and in which the holders of capital stock of the Corporation hold less than a majority of the voting power of the surviving entity and (B) any sale, transfer, exclusive license or lease of all or substantially all of the properties or assets of the Corporation and its subsidiaries (each of such transactions in clause (A) and (B), together with an actual liquidation, dissolution or winding up of the Corporation, a “Liquidation Transaction”), provided that none of the following shall be deemed to constitute a Liquidation Transaction: (x) a transaction for which the sole purpose is to change the state of the Corporation’s incorporation, (y) a transaction for which the sole purpose is to create a holding company that will hold no assets other than shares of the Corporation and that will have securities with rights preferences, privileges and restrictions substantially similar to those of the Corporation and that are owned in substantially the same proportions by the persons who held such securities of the Corporation, in each case immediately prior to such transaction or (z) a license transaction entered into by the Corporation for the purpose of developing and/or commercializing one or more of the Corporation’s products, so long as such license transaction would not be reasonably considered to be a sale or license of all or substantially all of the assets of the Corporation.

(d) At least ten (10) days prior to the occurrence of any Liquidation Transaction, the Corporation will furnish each holder of the Series A Preferred Stock notice at the address for such holder on record with the Corporation or the transfer agent of the Series A Preferred Stock in accordance with Section 6(k) hereof, together with a certificate prepared by the chief financial officer of the Corporation describing in reasonable detail the terms of such Liquidation Transaction, stating in detail to the extent known (if such amounts are not known at the time of such notice, the Board of Directors shall in good faith determine an approximate amount) the amount(s) per share of the Series A Preferred Stock each holder of the Series A Preferred Stock would receive pursuant to the provisions of Section 3 hereof and stating in reasonable detail the facts and assumptions upon which such amounts were determined.

(e) Unless otherwise provided in the definitive documents relating to such Liquidation Transaction, any securities or other consideration to be delivered to the holders of the Corporation’s capital stock in connection with a Liquidation Transaction shall be valued as follows:

(i) If traded on a nationally recognized securities exchange or inter dealer quotation system, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty (30) day period ending three (3) business days prior to the closing;

(ii) If traded over the counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) business days prior to the closing; and

(iii) If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors.

4. Redemption.

(a) The Series A Preferred Stock is not redeemable.

5. Voting Rights; Directors.

(a) On any matter presented to the stockholders of the Corporation for their action or consideration at any meeting of the stockholders of the Corporation, each holder of shares of Series A Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series A Preferred Stock are convertible as of the record date for determining stockholders entitled to vote on such matter and shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise expressly provided herein or as required by law, voting together with the Common Stock as a single class) and shall be entitled to notice of any such stockholders’ meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares of Common Stock into which shares of Series A Preferred Stock held by each holder are convertible as of the applicable record date) shall be rounded down to the nearest whole number.

(b) For as long as the Second Lead Purchaser (as defined in that certain Securities Purchase Agreement dated on or about July 17, 2012 by and among the Corporation and the investors party thereto (the “Purchase Agreement”), together with its Affiliates (as such term is defined under Rule 501 of the Securities Act of 1933, as amended), continues to hold at least 50% of the shares of Series A Preferred Stock originally issued to such Second Lead Purchaser at the closing under the Purchase Agreement (or shares of Common Stock issued upon conversion thereof), the holders of Series A Preferred Stock, voting as single class, shall be entitled to elect, at any election of the Corporation’s Class II Directors (as defined in the Corporation’s Restated Certificate of Incorporation) one individual to the Board of Directors to serve as a Class II Director (the “Series A Director”), who shall be designated by the Second Lead Purchaser.

6. Conversion. The holders of the Series A Preferred Stock shall have conversion rights as follows:

(a) Right to Convert. Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series A Original Issue Price by the Conversion Price (as defined below) applicable to such share, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion or notice is provided for non-certificated shares. The initial “Conversion Price” for shares of Series A Preferred Stock shall be $2.91 per share of Series A Preferred Stock. Such Conversion Price shall be adjusted as hereinafter provided. Except as provided pursuant to Section 6(b), the Series A Preferred Stock is not convertible at the option of the Corporation.

(b) Automatic Conversion. Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock at the then-effective Conversion Price applicable to such share upon the occurrence of the later to occur of (i) the date on which the Corporation has received and publicly announces the approval by the United States Food and Drug Administration of the Corporation’s New Drug Application for ILUVIEN (the date of such announcement, the “FDA Approval Date”) and (ii) the Corporation consummates an equity financing transaction pursuant to which it sells to one or more third party investors either (A) Common Stock or (B) other equity securities that are convertible into Common Stock and that have rights, preference or privileges senior to or on a parity with, the Series A Preferred Stock, in each case having an as-converted per share of Common Stock price of not less than $10.00 (adjusted for stock splits, combinations, stock dividends, recapitalizations and the like) and that results in total gross proceeds to the Corporation of at least $30,000,000 (such a transaction, a “Qualified Financing”). For the avoidance of doubt, no conversion shall occur pursuant to this Section 6(b) unless both events described in clauses (i) and (ii) hereof shall have occurred.

(c) Mechanics of Conversion.

(i) Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, to the extent such shares of Series A Preferred Stock are certificated, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the name or names in which he, she or it wishes the certificate or certificates, or book entry or book entries, as the case may be, for shares of Common Stock to be issued. The Corporation shall, as soon as reasonably practicable thereafter, and in any event within two business days (except to the extent of delays not caused by the Corporation), issue and deliver at such office to such holder of Series A Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid or make an appropriate book entry, and shall promptly pay to the holder thereof, (i) in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the then applicable Conversion Price), any declared and unpaid dividends on the shares of Series A Preferred Stock being so converted and (ii) the amount payable pursuant to Section 6(j) hereof. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

(ii) If the conversion is pursuant to Section 6(b) upon the occurrence of a Qualified Financing, the conversion may, at the option of any holder tendering shares of Series A Preferred Stock for conversion, be conditioned upon the closing of such Qualified Financing, in which event the person(s) entitled to receive the Common Stock upon conversion of the Series A Preferred Stock shall not be deemed to have converted such Series A Preferred Stock until immediately prior to the closing of such sale of securities. If the conversion is pursuant to Section 6(b) upon the occurrence of the FDA Approval Date, such conversion shall be deemed to have been made at the close of business on the FDA Approval Date, and the persons entitled to receive shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holders of such shares of Common Stock as of such date.

(d) Adjustments to Conversion Prices for Certain Diluting Issuances.

(i) Special Definitions. For purposes of this Section 6(d), the following definitions apply:

(1) “Options” shall mean rights, options, or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities (defined below).

(2) “Original Issue Date” shall mean the first date on which a share of Series A Preferred Stock was issued by the Corporation.

(3) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities convertible into or exchangeable for Common Stock.

(4) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 6(d)(iii), deemed to be issued) by the Corporation after the Original Issue Date, other than:

(A) shares of Common Stock issuable or issued (including restricted stock units) to officers, directors, employees, consultants, advisors or contractors of the Corporation pursuant to stock option, stock purchase plans or other equity incentive plans on terms approved by the Board of Directors;

(B) shares for which adjustment of the Conversion Price, as applicable, is made pursuant to Sections 6(e) or 6(f);

(C) shares of Common Stock issuable or issued upon the conversion of shares of Series A Preferred Stock or as a dividend or distribution on the Series A Preferred Stock;

(D) shares of Common Stock issuable or issued upon the conversion of Convertible Securities outstanding as of the Original Issue Date;

(E) shares of Common Stock for which adjustment of the Conversion Price has been specifically waived by the Series A Supermajority; or

(F) up to an aggregate of 500,000 shares of Common Stock (adjusted for stock splits, combinations, stock dividends, recapitalizations and the like) issued or issuable pursuant to equipment lease financings or bank credit arrangements approved by the Board of Directors that are for primarily non-equity financing purposes.

(ii) No Adjustment of Conversion Prices. Any provision herein to the contrary notwithstanding, no adjustment in the Conversion Price of Series A Preferred Stock shall be made (1) in respect of the issuance of Additional Shares of Common Stock unless the consideration per share (determined pursuant to Section 6(d)(v) hereof) for an Additional Share of Common Stock issued or deemed to be issued by the Corporation is less than the Conversion Price applicable to the Series A Preferred Stock in effect on the date of, and immediately prior to such issue or (2) after the FDA Approval Date.

(iii) Deemed Issue of Additional Shares of Common Stock. In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date; provided that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(1) no further adjustments in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(2) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Corporation, or increase or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(3) upon the expiration of any such Options or rights, the termination of any such rights to convert or exchange or the expiration of any Options or rights related to such Convertible Securities or exchangeable securities, the Conversion Price, to the extent in any way affected by or computed using such Options, rights or Convertible Securities or Options or rights related to such Convertible Securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such Options or rights or upon the conversion or exchange of such Convertible Securities or upon the exercise of the Options or rights related to such Convertible Securities; and

(4) no readjustment pursuant to clause (2) or (3) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (a) the Conversion Price on the original adjustment date immediately prior to making such original adjustment, or (b) if there have been adjustments made to the Conversion Price between the original adjustment date and such readjustment date, the Conversion Price that has resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date.

(iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event this Corporation, at any time after the Original Issue Date and before the FDA Approval Date, shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 6(d)(iii)) without consideration or for a consideration per share less than the Conversion Price applicable to the Series A Preferred Stock in effect on the date of and immediately prior to such issue, then and in such event, such Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, (A) the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price in effect immediately prior to such issuance, and (B) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued, provided that if the foregoing formula results in a Conversion Price that is less than $1.00 (adjusted for stock splits, combinations, stock dividends, recapitalizations and the like), the Conversion Price shall instead be adjusted to $1.00 (adjusted for stock splits, combinations, stock dividends, recapitalizations and the like) concurrently with such issue. For the purpose of the above calculation, the number of shares of Common Stock outstanding immediately prior to such issue shall be calculated on a fully diluted basis, as if all outstanding shares of Preferred Stock and all Convertible Securities had been fully converted into shares of Common Stock and any outstanding warrants, options or other rights for the purchase of shares of stock or convertible securities had been fully exercised (and the resulting securities fully converted into shares of Common Stock, if so convertible) as of such date.

(v) Determination of Consideration. For purposes of this Section 6(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(1) Cash and Property: Such consideration shall:

(A) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

(B) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(C) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received for such Additional Shares of Common Stock, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors.

(2) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 6(d)(iii), relating to Options and Convertible Securities shall be determined by dividing:

(A) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(B) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against the dilution) issuable upon the exercise of such Options or conversion or exchange of such Convertible Securities.

(e) Adjustments to Conversion Prices for Stock Dividends and for Combinations or Subdivisions of Common Stock. In the event that this Corporation at any time or from time to time after the Original Issue Date shall declare or pay, without consideration, any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock for no consideration without a corresponding dividend declared or paid to the holders of Series A Preferred Stock, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock without a corresponding subdivision or combination of shares of Series A Preferred Stock, then the Conversion Price in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. In the event that this Corporation shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration without a corresponding dividend or other distribution to holders of Series A Preferred Stock then the Corporation shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock.

(f) Adjustments for Reclassifications, Reorganizations, Mergers or Consolidations. If the Common Stock issuable upon conversion of Series A Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification, merger, consolidation or otherwise (other than a subdivision or combination of shares provided for in Section 6(e) above or a Liquidation Transaction), provision shall be made so that, concurrently with the effectiveness of such transaction, the shares of Series A Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series A Preferred Stock immediately before that change.

(g) Certificates as to Adjustments. Upon the occurrence of each adjustment or readjustment of any Conversion Price pursuant to this Section 6, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate executed by the Corporation’s President or Chief Financial Officer setting forth such adjustment or readjustment and showing in reasonable detail the relevant facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of the Series A Preferred Stock.

(h) Notices of Record Date. In the event that the Corporation shall propose at any time: (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus; (ii) to effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock; or (iii) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; then, in connection with each such event, the Corporation shall send to the holders of Series A Preferred Stock: (1) at least ten (10) days prior written notice of the date on which a record shall be taken for such dividend, distribution rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (ii) and (iii) above; and (2) in the case of the matters referred to in (ii) and (iii) above, at least ten (10) days prior written notice of the date when the consummation of same shall take place (and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

(i) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation.

(j) Fractional Shares. No fractional share shall be issued upon the conversion of any share or shares of Series A Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series A Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors).

(k) Notices. Any notice required by the provisions of this Section 6 to be given to the holders of shares of Series A Preferred Stock shall be in writing and shall deemed sufficient, in each case upon confirmation of delivery, when delivered personally or by overnight courier or sent by facsimile, or after being deposited in the mail, postage prepaid as certified or registered mail, and addressed to each holder of record at his or its address appearing on the books of the Corporation. The notice provisions set forth in this section may be shortened or waived prospectively or retrospectively on behalf of all holders of Series A Preferred Stock by the vote or written consent of the Series A Supermajority.

7. Restrictions and Limitations.

(a) For so long as at least 37.5% of the shares of Series A Preferred Stock originally issued to the Purchasers (as defined in the Purchase Agreement) at the closing of the Purchase Agreement are held by the Purchasers or their Affiliates, the Corporation shall not (whether effected, directly or indirectly, by means of an amendment, merger, consolidation, reorganization, reclassification or otherwise), without first obtaining the affirmative vote or written consent of the Series A Supermajority:

(i) increase or decrease the authorized number of shares of Series A Preferred Stock;

(ii) authorize, create, issue or obligate itself to issue (by reclassification, merger or otherwise) any security (or any class or series thereof) or any indebtedness, in each case that has any rights, preferences or privileges senior to, or on a parity with, the Series A Preferred Stock, or any security convertible into or exercisable for any such security or indebtedness (other than (1) the issuance of up to an aggregate of $35,000,000 of indebtedness pursuant to the Corporation’s credit facility with Silicon Valley Bank and/or MidCap Financial, as the same may be amended, refinanced or resyndicated from time to time or (2) the issuance of up to an aggregate of $500,000 of indebtedness pursuant to operating, capital or equipment leases entered into in the ordinary course of business);

(iii) amend the Certificate of Incorporation (including by filing any new certificate of designation or elimination) or this Certificate of Designation, in each case in a manner that adversely affects the rights, preference or privileges of the Series A Preferred Stock;

(iv) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any shares of Common Stock or Preferred Stock; provided, however, that this restriction shall not apply to (A) the redemption of rights issued pursuant to any “poison pill” rights plan or similar plan adopted by the Corporation after the Original Issue Date or (B) the repurchases of stock from former employees, officers, directors or consultants who performed services for the Corporation in connection with the cessation of such employment or service pursuant to the terms of existing agreements with such individuals;

(v) declare or pay any dividend or distribution on any shares of capital stock; provided, however, that this restriction shall not apply to (A) dividends payable to holders of Common Stock that consist solely of shares of Common Stock for which adjustment to the Conversion Price of the Series A Preferred Stock is made pursuant to Section 6(e) or (B) dividends or distributions issued pro rata to all holders of capital stock (on an as-converted basis) in connection with the implementation of a “poison pill” rights plan or similar plan by the Corporation;

(vi) authorize or approve any increase to the number of aggregate shares of capital stock reserved for issuance pursuant to stock option, stock purchase plans or other equity incentive plans of the Corporation such that the total aggregate number of shares issued under such plans and reserved for issuance under such plans (on an as-converted basis) exceeds the number of shares issued and reserved for issuance under such plans (on an as-converted basis) on the Original Issue Date by more than 20% (adjusted for stock splits, combinations, stock dividends, recapitalizations and the like), provided that any increases resulting solely from the annual increases resulting from the “evergreen” provisions of the Corporation’s equity incentive plans in effect on the Original Issue Date shall not be subject to this restriction and shall not be included for purposes of determining whether such 20% increase has occurred;

(vii) issue stock or other equity securities of any subsidiary of the Corporation (other than to the Corporation or another wholly-owned subsidiary of the Corporation) or declare or pay any dividend or other distribution of cash, shares or other assets or redemption or repurchase of shares of any subsidiary of the Corporation; or

(viii) incur any secured indebtedness other than (1) up to an aggregate of $35,000,000 of indebtedness pursuant to the Corporation’s credit facility with Silicon Valley Bank and/or MidCap Financial, as the same may be amended, refinanced or resyndicated from time to time or (2) up to an aggregate of $500,000 of indebtedness pursuant to operating, capital or equipment leases entered into in the ordinary course of business.

8. Waiver. Any of the rights, powers, preferences and other terms of the Series A Preferred Stock set forth herein may be waived prospectively or retrospectively on behalf of all holders of Series A Preferred Stock by the vote or written consent of the Series A Supermajority.

9. No Reissuance of Preferred Stock. No share or shares of Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed by its President and Chief Executive Officer on [            ], 2012.

By:
C. Daniel Myers
President and Chief Executive Officer

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